Exhibit 99.1

             Courier Corporation Completes Acquisition of
                   Research & Education Association

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Jan. 6, 2004--Courier Corporation (Nasdaq:CRRC), today announced the completion of its acquisition of Research & Education Association (REA), a privately held publisher of test preparation and study guide books and software for high school, college, graduate students, and professionals. Courier purchased the assets of REA for an undisclosed amount of cash.
    Founded in 1959 and based in Piscataway, New Jersey, REA publishes more than 800 titles spanning a broad range of academic content. Product lines include Problem Solvers(R), Essentials(R), Super Reviews(R), and Test Preparation books. REA's products are sold in the United States, Canada, and overseas through major bookseller chains, college bookstores, teachers' supply stores and the company's website, www.rea.com. Total annual sales are approximately $6 million.
    "REA owns several strong brands based on outstanding content with proven appeal to students and teachers alike," said James F. Conway III, chairman, president and chief executive officer of Courier. "REA will be a great addition to our specialty publishing segment, which also includes Dover Publications. We welcome all the REA employees to the Courier family."
    REA will operate autonomously under Courier's ownership, retaining all 42 current employees. Carl M. Fuchs, 48, a 25-year employee of REA, has been named President effective today, taking over day-to-day operations from REA's founder and current President, Dr. Max Fogiel, who will continue to provide editorial support to REA.

    About Courier Corporation

    Courier Corporation, founded in 1824 and headquartered in North Chelmsford, Massachusetts, is America's fifth largest book manufacturer, serving publishers in the religious, educational, and specialty trade book publishing markets. Since 2000 Courier has also had its own specialty publishing segment, Dover Publications, offering more than 8,000 book titles in fields ranging from science and mathematics to literature, art, music and crafts. For more information, visit www.courier.com.

    About Research & Education Association

    Research and Education Association (REA), founded in 1959 and based in Piscataway, New Jersey, publishes test preparation and study guide books and software for high school, college, graduate students, and professionals. REA products are sold in more than 2,000 college bookstores and teachers' supply stores as well as major chain bookstores. For more information, visit www.rea.com.


    CONTACT: Courier Corporation
             James F. Conway III
             or
             Robert P. Story, Jr.
             978-251-6000
             www.courier.com